Property Agreement

This Property Agreement ("Agreement") is made the 30th day of October, 1996 between Terry A. Fuller, Ph.D., for himself and his sole proprietorship Fuller Research Laboratories (collectively called hereinafter "Fuller"), Fuller Research Corporation, wholly-owned corporation of Fuller (called hereinafter "FRC"), and Surgical Laser Technologies, Inc. (called hereinafter "SLT" or the "Company").

                               Background Premises

Whereas Fuller has been an executive officer of SLT since June 1990. Fuller is in process of leaving the employ of SLT.

Whereas in an agreement of lease dated March 29, 1991, Fuller through Fuller Research Laboratories leased to SLT certain personal property. That initial agreement expired on February 11, 1993. A subsequent Lease Agreement was entered on February 12, 1993, and expired on February 11, 1995.

Whereas starting in February 1991, Fuller and FRC lent to SLT, for use in its business and without charge, certain other equipment and supplies held by Fuller and FRC.

Whereas FRC entered into a License Agreement dated May 31, 1994 with SLT for rights under U.S. Patent No. 4,822,997. Certain minimum royalty payments are due to FRC under the License Agreement; and

Whereas Fuller has had possession of certain equipment of SLT to use the same in furtherance of the business of SLT.

Now therefore, in consideration of the premises set forth above and the promises set forth below, Fuller, FRC and SLT, intending to be legally bound hereby, and in order to effect an orderly restoration of the property of SLT, Fuller and FRC and to settle any financial claims related to the use by a party hereto of the other party's property, agree to the following:

                                 Mutual Promises

1.  Property on Lease from Fuller Research Laboratories.

         a.  Cessation of Rental of Equipment.

         Although the Lease Agreement expired on February 11, 1995 and was not formally renewed, SLT continued to use all but four (4) items of equipment covered under the Lease Agreement, those four items being the Nicolet Spectrometer, the Tektronix High Speed Oscilloscope, the Gould Chart Recorder, and the Buehler Ecomet. SLT's continuing use of such equipment shall be deemed terminated as of July 8, 1996. In discharge of

         Fuller's claims for rent unpaid but accruing during or after the Lease Agreement, SLT shall pay $12,115 to Fuller on the execution of this Agreement.

         b.  Purchase of South Bend Drill Press and Vise

         SLT has offered to purchase for $3,000 the South Bend drill press, which had been on rent under the lease from Fuller, and to purchase for $150 a vise which Fuller had lent to SLT and which SLT has used with the drill press. Fuller has accepted the offers. SLT shall pay the aggregate purchase price of $3,150 upon execution of this Agreement. The drill press and vise are sold in an as-is condition.

         c.  Swap of Table Tops.

         Fuller had rented the NRC Optical Table to SLT; the table measures
         4'x 8' and has pneumatic cushion legs. SLT has an optical table that measures 4'x 6' with wood veneer siding and that does not have pneumatic cushion legs. The legs of the two tables are interchangeable. Fuller and SLT are willing to exchange the 4'x 8' table top, but not the legs, of the NRC table for the veneered 4'x 6' table top, but not the legs, of the optical table owned by SLT. No cash shall pass from either party to the other to balance the exchange.

         d.  Return of Other Property.

         With the exception of the South Bend drill press, which SLT is purchasing under Paragraph 1(b); the table top of the NRC Optical Table, which is covered under Paragraph 1(c); and the Tektronix High Speed Oscilloscope, the Zeiss Metalloscope and the Zeiss Stereo Microscope, which have already been returned to Fuller, SLT shall deliver, at its expense, the equipment covered under the Lease Agreement dated February 12, 1993, to sites in the Greater Philadelphia area which Fuller has designated. That equipment, the respective delivery sites, are set forth in Exhibit A attached hereto. The delivery sites include the basement of Fuller's residence on Morgan Road, Rydal; 104 Park Drive, Montgomeryville; and Fuller's warehouse space in South Jersey. Such delivery shall be made by the end of November 1996. Terms relating to the Scanning Electron Microscope are covered more specifically in Paragraph 1(e).

         e.  Scanning Electron Microscope (SEM).

         It shall be incumbent upon SLT to establish, by means of trained technicians, that the SEM is in normal functioning condition fit for being covered by a service contract at prevailing rates for such a device in such condition. SLT shall establish this condition at its business site. If the device should be found, upon testing, not to be in normal functioning condition, it shall be incumbent upon SLT, at its expense, to restore the device to such condition. Consistent with Paragraph 1(d), the SEM shall be delivered to the Rydal destination by the end of November 1996. It is understood that the device must not be transported in assembled condition, but must be transported in dismantled condition and reassembled to functioning condition at the delivery site, all at SLT's expense.

2. Property on Loan from Fuller and FRC.

         a.  Replacing Missing Chairs.

         FRC lent to SLT the use of eight (8) orange office chairs. Such chairs are missing. To discharge FRC's claim for the eight chairs, SLT will provide FRC with 8 wooden, yellow-upholstered chairs presently found at 104 Park Drive. Such replacement chairs will be delivered to FRC in accordance with Paragraph 2(b).

         b.  Return of Property.

         Property that Fuller and FRC lent to SLT for use in its business is listed in Exhibit B (excepting the 8 chairs covered in Paragraph 2(a)). SLT shall deliver at its expense the property listed in Exhibit B to sites in the Greater Philadelphia area which Fuller has designated in Exhibit B. Those sites include the basement of Fuller's residence on Morgan Road, Rydal; 104 Park Drive, Montgomeryville; and Fuller's warehouse space in South Jersey. Such delivery shall be made by the end of November 1996. Marked on Exhibit B are those items of property that have already been returned to Fuller or FRC, and certain items for which SLT is searching.

         c.  Final Survey and Chance Discoveries.

         Toward the end of November 1996, SLT and Fuller shall arrange to survey together the locations at which SLT has property. SLT and Fuller shall investigate for any property which was obviously lent, and not later given or sold, by Fuller or FRC to SLT and which was overlooked due to confusion arising from SLT's concurrent relocation and therefore not included on Exhibit B. Should any such property be identified, it shall be returned to Fuller by the end of November 1996. Similarly, if SLT should by chance later discover any property which was obviously lent, and not later given or sold, by Fuller or FRC to SLT and which did not turn up in the latter survey, SLT shall so apprise Fuller and arrange for the return of the same to him.

3.  Payments due Under the License Agreement from FRC.

         Pursuant to Section 3.2 and Schedule D of the License Agreement dated May 31, 1994, the minimum monthly royalty was to increase from $2,000 to $3,000, starting in March 1996. SLT has inadvertently continued to pay the monthly minimum royalty at $2,000 per month through October 1996.

         SLT shall pay the arrearage of $8,000, plus interest at 7% (amounting to $212.88), on the execution of this Agreement. It is understood and agreed that payment of this arrearage does not waive any other rights of a party to the License Agreement.

4.  Settlement of Other Property Matters.

         a.  Lap-top Computer.

         SLT has offered to sell to Fuller, at a price equal to its net book value, the Hewlett Packard lap-top computer that Fuller has used during his employ. Fuller has declined such offer. Fuller shall be entitled to use such lap-top computer until the end of his employ with SLT, at which time he shall return it to the Company.

         b.  Car Phone.

         Fuller has contracted with a third party for the use of a car phone; SLT has reimbursed Fuller his payments made to the third party under that contract. SLT hereby relinquishes in favor of Fuller any equity that may have inured or may yet inure to it by virtue of its reimbursements to Fuller. Upon presentation of the Company's standard form for reimbursement of expenses, the Company shall reimburse Fuller the monthly charge for use of the car phone through the end of his employ, and not thereafter. Such remaining monthly charges shall be at a level commensurate with such charges pre-dating this Agreement.

         c.  Gateway Computer.

         SLT acknowledges that the Gateway P5 90 computer in Fuller's possession is Fuller's own personal property, acquired on June 15, 1994 through an exchange of property.

         d.  Return of Company Property.

         Fuller undertakes to return to SLT the belt sander being used in Fuller's basement at Morgan Road. Such delivery shall be effected at Morgan Road, when SLT delivers the SEM pursuant to Paragraph 1(e) and the Enco green belt sander. SLT hereby acknowledges that Fuller has otherwise, to its satisfaction, restored to SLT any of its property that Fuller was using in pursuance of Company business, excepting such property as Fuller shall need to serve the balance of his employ. Among such miscellaneous items already returned are a laser pointer, a dictaphone, a slide projector and carousels, and the keys to Building B; yet to be returned by execution of this Agreement is Fuller's Amex credit card.

         e.  Use of Space at Park Drive.

         It is understood and agreed that SLT has assented to take off-lease, effective October 28, 1996, ca. 250 square feet from its Lease Agreement with CompuCraft Fabricators, Inc. for space at 104 Park Drive. It shall be Fuller's responsibility to negotiate a lease for such space directly with CompuCraft.

5. Entire Understanding and Release.

         This Property Agreement represents the parties' entire agreement and mutual release with respect to the subject matter hereof and claims related thereto. This Agreement supersedes all prior understandings or agreements, whether written or oral, including without limitation the Lease Agreement from Fuller Research Laboratories.

In witness whereof, the parties hereto have set their hands to this document.


Surgical Laser Technologies, Inc.

By: W.Keith Stoneback
    -----------------

Terry A. Fuller, Ph.D. for himself and Fuller Research Laboratories

Signature: Terry A. Fuller
           ---------------

Fuller Research Corporation

By: Terry A. Fuller, Predident & CEO
    --------------------------------

              Exhibits A and B are not included in this submittal.